 Exhibit (a)(1)(D)
Offer to Purchase
All Outstanding Shares of Common Stock
of
JUNO THERAPEUTICS, INC.
at
$87.00 Net Per Share in Cash
by
BLUE MAGPIE CORPORATION
a wholly-owned subsidiary
of
CELGENE CORPORATION
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MARCH 2, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
February 2, 2018
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Blue Magpie Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), is making an offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Juno Therapeutics, Inc., a Delaware corporation (“Juno”), other than any Celgene-Owned Shares (as defined below) and Company-Owned Shares (as defined below) at a purchase price of  $87.00 per Share (the “Offer Price”), in cash, net to seller, without interest and subject to any withholding of taxes in accordance with the Merger Agreement (as defined below), upon the terms and subject to the conditions set forth in the offer to purchase, dated February 2, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”).
Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
1.
The Offer to Purchase dated February 2, 2018.

2.
The Letter of Transmittal (including the Form W-9 included therein) for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.
The notice of guaranteed delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Equiniti Trust Company (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

4.
A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.
The letter to stockholders of Juno from Hans E. Bishop, President and Chief Executive Officer of Juno, accompanied by Juno’s Solicitation/Recommendation Statement on Schedule 14D-9.

6.
Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MARCH 2, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 21, 2018 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among Juno, Celgene and Purchaser. The Merger Agreement provides, among other things, that after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into Juno, with Juno continuing as the surviving corporation and a wholly-owned subsidiary of Celgene (the “Merger”).
The strategic committee of the Juno board of directors (the “Juno Board”) recommended that the Juno Board approve the Merger Agreement and the transactions contemplated thereby. By unanimous vote of those directors present, the Juno Board has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and Merger, are fair to, and in the best interest of, Juno and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Juno of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and (v) resolved to recommend that Juno’s stockholders tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and conditions of the Merger Agreement.
The Offer is conditioned upon, among other things:
•
there shall have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn Shares that, considered together with all other Shares owned by Celgene and its “affiliates” (as defined in Section 251(h) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer, as more fully described in the Offer to Purchase (the “Minimum Condition”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures will be excluded unless and until such shares are actually received in accordance with the terms of the Offer. Celgene currently owns, directly or indirectly, 11,109,160 Shares, and Purchaser does not own any Shares;

•
the Merger Agreement not having been terminated in accordance with its terms;

•
the expiration or termination of the waiting period (or any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•
there not having been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restricting, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger and there not being any legal requirement that has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger.

Other conditions of the Offer are described in the Offer to Purchase. See “The Tender Offer—Section 11. Conditions of the Offer” of the Offer to Purchase. See also “The Tender Offer—Section 13. Certain Legal Matters” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Celgene obtaining financing.
Neither Celgene nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than Morrow Sodali (the “Information Agent”), J.P. Morgan Securities LLC (the “Dealer Manager”) and the Depositary as described in the Offer to Purchase, the fees and commissions of which will be paid by Celgene) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Celgene or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.
If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase.
Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.
Very truly yours,
Celgene Corporation
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF CELGENE, PURCHASER, THE INFORMATION AGENT, THE DEALER MANAGER OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.